AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2026 RESULTS
Quarterly revenue of $1.378 billion and adjusted EBITDA of $166 million;
GAAP income of $1.59/share and adjusted EPS of $2.10

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2026 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2026	% Change Q1 2025
Revenue	$1,378.4	100%
Gross profit	$368.8	86%
Net income	$62.2	nm
GAAP diluted EPS	$1.59	nm
Adjusted diluted EPS*	$2.10	366%
Adjusted EBITDA*	$166.1	159%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•First quarter revenue and earnings exceeded guidance with labor disruption, travel nurse, allied, and international nurse exceeding expectations.
•Travel nursing volume and revenue grew year over year for the first time since 2022.
•Allied, schools, international nurse, and search also delivered year-over-year revenue growth.
•Cash flow from operations of $562 million and our quarter-end cash balance of $561 million benefited from favorable timing of working capital related to recent labor disruption events.
•We ended the quarter with $750 million of debt, an undrawn revolving credit facility and a leverage ratio, calculated under the terms of our credit agreement, of 1.6x.

“Our first quarter performance demonstrated strong execution across AMN, with results exceeding our expectations and guidance while navigating a dynamic market environment,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “We delivered solid underlying growth in Nurse and Allied Solutions, saw momentum return in international staffing and search, and continued to advance our technology-enabled workforce solutions. The AMN team did an outstanding job supporting our clients and healthcare professionals, demonstrating the power of our enhanced technology platform and solutions to deliver at our highest level since the pandemic.”

First Quarter 2026 Results
Consolidated revenue for the quarter was $1.378 billion, a 100% increase from prior year and an 84% increase from the prior quarter. Net income was $62 million (4.5% of revenue), or $1.59 per diluted share, compared with net loss of $1 million (0.2% of revenue), or ($0.03) per diluted share in the first quarter of 2025. Adjusted diluted EPS in the first quarter was $2.10 compared with $0.45 in the same quarter a year ago.
Revenue for the Nurse and Allied Solutions segment was $1.127 billion, higher by 173% year over year and up 130% from the prior quarter. Travel nurse staffing revenue was higher by 12% year over year and 16% sequentially. Allied division revenue increased 3% year over year and sequentially. Labor disruption events contributed $722 million revenue in the quarter.

The Physician and Leadership Solutions segment reported revenue of $164 million, down 6% year over year and 3% lower sequentially. Locum tenens revenue was $131 million, down 7% year over year and 4% sequentially. Interim leadership revenue was down by 4% year over year and 5% lower sequentially. Our search businesses saw revenue increase by 4% both year over year and sequentially.

Technology and Workforce Solutions segment revenue was $87 million, a decrease of 15% year over year and 1% sequentially. Language services revenue was $69 million in the quarter, down 8% from the prior year and down 1% sequentially. Vendor management systems revenue was $16 million, 18% lower year over year and down 2% from the prior quarter.

Consolidated gross margin was 26.8%, 190 basis points lower year over year and up 70 basis points sequentially. Higher margins in the Nurse and Allied Solutions and Technology and Workforce Solutions segments drove the sequential improvement.

Consolidated SG&A expenses were $218 million, or 15.8% of revenue, compared with $148 million, or 21.4% of revenue, in the same quarter last year. SG&A was $152 million, or 20.3% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven primarily by expenses related to the large labor disruption events in the quarter.

Income from operations was $117 million with an operating margin of 8.5%, compared with income of $13 million and 1.8%, respectively, in the same quarter last year. Adjusted EBITDA was $166 million, a year-over-year increase of 159%. Adjusted EBITDA margin was 12.1%, 280 basis points higher than the year-ago period.

At March 31, 2026, cash and cash equivalents totaled $561 million. Cash flow from operations was $562 million for the first quarter. The cash balance and cash flow benefited from favorable timing of working capital related to labor disruption events resulting in $367 million of client deposits at quarter end that will be settled in the coming months. Capital expenditures were $7 million. The Company ended the quarter with total debt outstanding of $750 million with nothing drawn on our revolving credit facility.

Second Quarter 2026 Outlook

Metric	Guidance*
Consolidated revenue	$620 - $635 million
Gross margin	28.0% - 28.5%
SG&A as percentage of revenue	23.0% - 23.5%
Operating margin	(0.6%) - 0.1%
Adjusted EBITDA margin	6.7% - 7.2%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2026 is expected to be 4-6% lower than the prior year, or down 3-5% excluding labor disruption revenue of approximately $10 million this quarter compared with $16 million in the second quarter of 2025. Nurse and Allied Solutions segment revenue is expected to be down 0-2% year over year. Physician and Leadership Solutions segment revenue is expected to be down 6-8% year over year. Technology and Workforce Solutions segment revenue is projected to be down 14-16% year over year, including a (4%) effect from the divestiture of Smart Square at the beginning of third quarter 2025.

Second quarter estimates for certain other financial items include depreciation of $15 million, depreciation in cost of revenue of $2.5 million, non-cash amortization expense of $18 million, share-based compensation expense of $7 million, integration and other expenses of $3 million, interest expense of $8 million, marginal adjusted tax rate of 28%, and 39.3 million diluted average shares outstanding.

Conference Call on May 7, 2026
AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its first quarter 2026 financial results and second quarter 2026 outlook on Thursday, May 7, 2026 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct hire and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.
The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, client preferences, momentum in international staffing and search, our ability to advance our technology-enabled workforce solutions, settlement of client deposits, second quarter 2026 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, share-based compensation expense, non-cash amortization expense, integration and other expenses, interest expense, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2025. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Vice President, Investor Relations & Strategy
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Revenue	$1,378,361	$689,533	$748,225
Cost of revenue	1,009,525	491,413	553,098
Gross profit	368,836	198,120	195,127
Gross margin	26.8%	28.7%	26.1%
Operating expenses:
Selling, general and administrative (SG&A)	218,425	147,731	152,113
SG&A as a % of revenue	15.8%	21.4%	20.3%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	33,240	37,882	34,854
Loss on sale of disposal group	—	—	42
Total operating expenses	251,665	185,613	187,009
Income from operations	117,171	12,507	8,118
Operating margin (1)	8.5%	1.8%	1.1%

Interest expense, net, and other	6,712	12,324	12,280

Income (loss) before income taxes	110,459	183	(4,162)

Income tax expense	48,293	1,275	3,534
Net income (loss)	$62,166	$(1,092)	$(7,696)
Net income (loss) as a % of revenue	4.5%	(0.2)%	(1.0)%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	(185)	61	(286)
Other comprehensive income (loss)	(185)	61	(286)

Comprehensive income (loss)	$61,981	$(1,031)	$(7,982)

Net income (loss) per common share:
Basic	$1.60	$(0.03)	$(0.20)
Diluted	$1.59	$(0.03)	$(0.20)
Weighted average common shares outstanding:
Basic	38,902	38,312	38,733
Diluted	39,118	38,312	38,733

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$560,738	$33,972	$55,777
Accounts receivable, net	394,668	382,560	421,869
Accounts receivable, subcontractor	47,501	48,041	65,307
Prepaid and other current assets	133,613	80,803	84,404
Total current assets	1,136,520	545,376	627,357
Restricted cash, cash equivalents and investments	45,814	45,606	45,070
Fixed assets, net	126,029	136,361	177,996
Other assets	263,408	282,552	253,670
Deferred income taxes, net	11,212	44,877	31,637
Goodwill	755,809	755,809	897,456
Intangible assets, net	265,581	283,526	361,937
Total assets	$2,604,373	$2,094,107	$2,395,123

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$197,385	$161,968	$195,974
Accrued compensation and benefits	317,137	298,837	269,497
Other current liabilities	529,668	116,809	116,778
Total current liabilities	1,044,190	577,614	582,249
Revolving credit facility	—	25,000	150,000
Notes payable, net	742,491	742,053	846,167
Other long-term liabilities	104,886	107,334	101,656
Total liabilities	1,891,567	1,452,001	1,680,072

Commitments and contingencies

Stockholders’ equity:	712,806	642,106	715,051

Total liabilities and stockholders’ equity	$2,604,373	$2,094,107	$2,395,123

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Net cash provided by operating activities	$562,452	$92,671	$75,572
Net cash used in investing activities	(7,504)	(26,046)	(8,053)
Net cash used in financing activities	(27,135)	(61,211)	(83,242)
Net increase (decrease) in cash, cash equivalents and restricted cash	527,813	5,414	(15,723)
Cash, cash equivalents and restricted cash at beginning of period	67,171	89,305	82,894
Cash, cash equivalents and restricted cash at end of period	$594,984	$94,719	$67,171

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Reconciliation of Non-GAAP Items:

Net income (loss)	$62,166	$(1,092)	$(7,696)
Income tax expense	48,293	1,275	3,534
Income (loss) before income taxes	110,459	183	(4,162)
Interest expense, net, and other	6,712	12,324	12,280
Income from operations	117,171	12,507	8,118
Depreciation and amortization	33,240	37,882	34,854
Depreciation (included in cost of revenue) (2)	2,420	1,975	2,376
Loss on sale of disposal group	—	—	42
Share-based compensation	9,892	9,381	5,762
Acquisition, integration, and other costs (3)	3,402	2,455	3,331
Adjusted EBITDA (4)	$166,125	$64,200	$54,483

Adjusted EBITDA margin (5)	12.1%	9.3%	7.3%

Net income (loss)	$62,166	$(1,092)	$(7,696)
Adjustments:
Amortization of intangible assets	17,945	19,427	18,551
Acquisition, integration, and other costs (3)	3,402	2,455	3,331
Loss on sale of disposal group	—	—	42
Debt financing related costs	—	—	1,156
Tax effect on above adjustments	(5,550)	(5,689)	(6,001)
Tax effect of COLI fair value changes (6)	2,065	703	(1,713)
Tax deficiencies (benefits) related to equity awards and ESPP (7)	2,151	1,523	892
Adjusted net income (8)	$82,179	$17,327	$8,562

GAAP diluted net income (loss) per share (EPS)	$1.59	$(0.03)	$(0.20)
Adjustments	0.51	0.48	0.42
Adjusted diluted EPS (9) (10)	$2.10	$0.45	$0.22

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Revenue
Nurse and allied solutions	$1,127,342	$413,261	$490,710
Physician and leadership solutions	163,924	174,065	169,552
Technology and workforce solutions	87,095	102,207	87,963
	$1,378,361	$689,533	$748,225

Segment operating income (11)
Nurse and allied solutions	$153,330	$32,238	$36,484
Physician and leadership solutions	10,818	14,462	12,918
Technology and workforce solutions	25,270	35,250	24,896
	189,418	81,950	74,298
Unallocated corporate overhead (12)	23,293	17,750	19,815
Adjusted EBITDA (4)	$166,125	$64,200	$54,483

Gross Margin
Nurse and allied solutions	25.1%	22.7%	21.6%
Physician and leadership solutions	26.1%	27.3%	27.5%
Technology and workforce solutions	50.0%	55.5%	48.1%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (13)	9,227	8,981	8,722

Physician and leadership solutions
Days filled (14)	46,645	51,342	48,004
Revenue per day filled (15)	$2,812	$2,743	$2,834

	As of March 31,		As of December 31,
	2026	2025	2025
Leverage ratio (16)	1.6	3.1	3.3

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	June 30, 2026
	Low(17)	High(17)

Operating margin	(0.6)%	0.1%
Depreciation and amortization (total)	5.7%	5.5%
EBITDA margin	5.1%	5.6%
Share-based compensation	1.1%	1.1%
Integration and other costs	0.5%	0.5%
Adjusted EBITDA margin	6.7%	7.2%

(1)Operating margin represents income from operations divided by revenue.
(2)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three months ended March 31, 2026, acquisition and integration costs were approximately $0.9 million, certain legal expenses were approximately $1.0 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.6 million, and other nonrecurring expenses were approximately $0.9 million. For the three months ended March 31, 2025, acquisition and integration costs were approximately $0.3 million, expenses related to the closures of certain office leases were approximately $0.2 million, certain legal expenses were approximately $1.1 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.4 million, and other nonrecurring expenses were approximately $0.4 million. For the three months ended December 31, 2025, acquisition and integration costs were approximately $0.5 million, certain legal expenses were approximately $0.8 million, expenses related to the closures of certain office leases were approximately $0.2 million, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.8 million, and other expenses were approximately $1.0 million.
(4)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), loss on sale of disposal group, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(5)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(6)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance (“COLI”). Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(7)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before income taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) loss on sale of disposal group, (D) deferred financing related costs, (E) tax effect, if any, of the foregoing adjustments, (F) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its COLI and (G) tax deficiencies and tax benefits related to equity awards vested and ESPP. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(9)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(10)As GAAP net loss is reported for the three months ended March 31, 2025 and December 31, 2025, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for those periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three months ended March 31, 2025 and December 31, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,414 and 38,817, respectively, were used to calculate adjusted diluted EPS.
(11)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation, and loss on sale of disposal group.
(12)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(13)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(14)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(17)Guidance percentage metrics are approximate.